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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Wave Systems Corp.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   480 Pleasant Street
--------------------------------------------------------------------------------
                                    (Street)

   Lee                                 MA                01238
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     SSP Solutions, Inc. (SSPX)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     13-3477246

________________________________________________________________________________
4.   Statement for Month/Day/Year

     04/08/03

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

     --
________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                       2A.          3.           Disposed of (D)                 Securities     Form:     7.
                                       Deemed       Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                         2.            Execution    Code         ------------------------------- Owned at End   (D) or    Indirect
1.                       Transaction   Date, if     (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security        Date          any          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)               (mm/dd/yy)    (mm/dd/yy)   Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock             12/31/02                   P                  180,858   A      $1.35(1)                D
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Common Stock             04/07/03                   S                   20,000   D      $0.55                   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             04/08/03                   S                   75,000   D      $0.56    4,788,083      D
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

(1) Wave, in exchange for entering into a Termination Agreement and Mutual Release covering the termination of development work to be performed by Wave and the release from debt owed to Wave for development work performed, received a convertible unsecured promissory note (the "Note") in the principal amount of $270,000. The Note was convertible into 200,000 shares at $1.35 per share by either Wave or the Issuer. Wave recognized 19,142 of the shares on a Form 4 filed October 10, 2002 because, at that time, the Note was only convertible to the extent Wave's beneficial ownership in the Issuer did not exceed 19.9999%. With such restriction no longer in place, the Issuer converted the Note for the entire 200,000 shares in December 2002 without notice to Wave. Wave was only recently made aware of the conversion.


WAVE SYSTEMS CORP.

By:  /s/ Steven K. Sprague                                    April 9, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
Steven K. Sprague, its President and Chief Executive Officer

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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